SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 7)*

BlackBerry Limited

(Name of Issuer)

Common Shares

(Title of Class of Securities)

09228F103

(CUSIP Number)

Paul Rivett

President

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

February 24, 2014

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box  ☐.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,783,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,783,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,783,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.8%

14	Type of Reporting Person IN

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,783,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,783,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,783,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,654,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,654,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,654,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,654,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,654,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,654,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 96,654,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 96,654,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 96,654,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 16.8%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 6,843,251

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,843,251

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,843,251

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 6,023,500

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,023,500

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,023,500

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) GENERAL FIDELITY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization SOUTH CAROLINA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,952,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,952,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,952,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE COMMERCIAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 884,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 884,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 884,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 37,470,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 37,470,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 37,470,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 5,208,900

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,208,900

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,208,900

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE GENERAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 12,058,400

	9	Sole Dispositive Power

	10	Shared Dispositive Power 12,058,400

11	Aggregate Amount Beneficially Owned by Each Reporting Person 12,058,400

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FEDERATED INSURANCE COMPANY OF CANADA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,911,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,911,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,911,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE PERSONAL INSURANCE CORPORATION

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,205,600

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,205,600

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,205,600

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 4,313,649

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,313,649

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,313,649

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 297,700

	9	Sole Dispositive Power

	10	Shared Dispositive Power 297,700

11	Aggregate Amount Beneficially Owned by Each Reporting Person 297,700

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT UNDERWRITING LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,660,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,660,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,660,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,451,577

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,451,577

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,451,577

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 102,880

	9	Sole Dispositive Power

	10	Shared Dispositive Power 102,880

11	Aggregate Amount Beneficially Owned by Each Reporting Person 102,880

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER SELECT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,000,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,000,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,000,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELEWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 600,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 600,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 600,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,500,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,500,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,500,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) RIVERSTONE INSURANCE (UK) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization UNITED KINGDOM

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 500,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 500,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 500,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRC REINSURANCE LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 9,900,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,900,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,900,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.7%

14	Type of Reporting Person CO

CUSIP No. 09228F103

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 5,500,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 5,500,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,500,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

Explanatory note

Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Amendment No. 7 to Schedule 13D (this “Amendment No. 7”) amends the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on July 23, 2012, as amended by Amendment No. 1 to Schedule 13D on September 23, 2013, Amendment No. 2 on November 7, 2013, Amendment No. 3 on November 8, 2013, Amendment No. 4 on November 15, 2013, Amendment No. 5 on January 10, 2014 and Amendment No. 6 on January 17, 2014 (as amended, the “Original Schedule 13D”, and, together with Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and this Amendment No. 7, the “Schedule 13D”) by V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, United States Fire Insurance Company, The North River Insurance Company, TIG Insurance Company, General Fidelity Insurance Company, Northbridge Commercial Insurance Corporation, Odyssey Reinsurance Company, Clearwater Select Insurance Company, Hudson Insurance Company, Zenith Insurance Company, a California corporation, Northbridge General Insurance Corporation, Federated Insurance Company of Canada, Northbridge Personal Insurance Corporation, Clearwater Insurance Company, Zenith Insurance Company, a Canadian corporation, Advent Underwriting Limited, Newline Corporate Name Limited, Newline Insurance Company Limited, RiverStone Insurance Limited, RiverStone Insurance (UK) Limited and CRC Reinsurance Limited (collectively, the “Reporting Persons”).  Except as specifically amended by this Amendment No. 7, items in the Schedule 13D are unchanged.  Capitalized terms used herein that are not defined herein have the meanings ascribed to them in the Schedule 13D.

Item 4.                          Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by inserting the following immediately prior to the last paragraph of Item 4 and by deleting in its entirety such last paragraph of Item 4:

“Under the terms of a subscription agreement with BlackBerry dated November 4, 2013, Fairfax agreed that until November 13, 2014 neither it nor its affiliates would beneficially own more than 19.9% or less than 9.9% of the outstanding Shares.  As previously announced on January 8, 2014, Fairfax determined to sell Shares over time in order to rebalance its ownership in BlackBerry, subject to the above-noted restrictions.  This previously announced Share sale is concluded and the current rebalancing is complete.  In the future, Fairfax may determine it is necessary to continue with further rebalancing, subject to the above-noted restrictions.”

Item 5.                          Interest in Securities of the Issuer.

Item 5(c) of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

“(c)                            Between January 29, 2014 and February 24, 2014, Northbridge Commercial Insurance Corporation sold 250,000 Shares on the open market at an average price of $10.03 per share, Northbridge General Insurance Corporation sold 1,250,000 Shares on the open market at an average price of $10.03 per share, United States Fire Insurance Company sold 500,000 Shares on the open market at an average price of $10.03 per share, Advent Underwriting Limited sold 700,000 Shares on the open market at an average price of $10.03 per share, Odyssey Reinsurance Company sold 1,500,000 Shares on the open market at an average price of $10.03 per share, TIG Insurance Company sold 500,000 Shares on the open market at an average price of $10.03 per share and Zenith Insurance Company sold 500,000 Shares on the open market at an average price of $10.03 per share.”

Item 7.                          Material to be Filed as Exhibits.

The following is filed herewith as an exhibit:

Ex. 7:

Joint filing agreement dated as of January 10, 2014 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, United States Fire Insurance Company, The North River Insurance Company, TIG Insurance Company, General Fidelity Insurance Company, Northbridge Commercial Insurance Corporation, Odyssey Reinsurance Company, Clearwater Select Insurance Company, Hudson Insurance Company, Zenith Insurance Company, a California corporation, Northbridge General Insurance Corporation, Federated Insurance Company of Canada, Northbridge Indemnity Insurance Corporation, Northbridge Personal Insurance Corporation, Clearwater Insurance Company, Zenith Insurance Company, a Canadian corporation, Advent Underwriting Limited, Newline Corporate Name Limited, Newline Insurance Company Limited, RiverStone Insurance Limited, RiverStone Insurance (UK) Limited and CRC Reinsurance Limited (filed with Amendment No. 5 to Schedule 13D).

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	1109519 Ontario Limited

	By:	/s/ V.Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	United States Fire Insurance Company

	By:	/s/ James V. Kraus
		Name:	James V. Kraus
		Title:	Senior Vice President, General Counsel and
Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	The North River Insurance Company

	By:	/s/ James V. Kraus
		Name:	James V. Kraus
		Title:	Senior Vice President, General Counsel and
Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	TIG Insurance Company

	By:	/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	President, CEO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	General Fidelity Insurance Company

	By:	/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	President, CEO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Northbridge Commercial Insurance Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Odyssey Reinsurance Company

	By:	/s/ Kirk Reische
		Name:	Kirk Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Clearwater Select Insurance Company

	By:	/s/ Kirk Reische
		Name:	Kirk Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Hudson Insurance Company

	By:	/s/ Kirk Reische
		Name:	Kirk Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Zenith Insurance Company, a Canadian corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Northbridge General Insurance Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Federated Insurance Company of Canada

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Northbridge Personal Insurance Corporation

	By:	/s/ Craig Pinnock
		Name:	Craig Pinnock
		Title:	CFO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Clearwater Insurance Company

	By:	/s/ Nicholas C. Bentley
		Name:	Nicholas C. Bentley
		Title:	President, CEO

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Zenith Insurance Company, a California corporation

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President and
General Counsel

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Advent Underwriting Limited

	By:	/s/ Neil Ewing
		Name:	Neil Ewing
		Title:	Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Newline Corporate Name Limited

	By:	/s/ J. Richard F. Micklem
		Name:	J. Richard F. Micklem
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	Newline Insurance Company Limited

	By:	/s/ J. Richard F. Micklem
		Name:	J. Richard F. Micklem
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	RiverStone Insurance Limited

	By:	/s/ Lorna Hemsley
		Name:	Lorna Hemsley
		Title:	Finance Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	RiverStone Insurance (UK) Limited

	By:	/s/ Lorna Hemsley
		Name:	Lorna Hemsley
		Title:	Finance Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2014	CRC Reinsurance Limited

	By:	/s/ Janice Burke
		Name:	Janice Burke
		Title:	Vice President and General Manager

Exhibit Index

Exhibit No.	Description

Ex. 7:

Joint filing agreement dated as of January 10, 2014 among V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, United States Fire Insurance Company, The North River Insurance Company, TIG Insurance Company, General Fidelity Insurance Company, Northbridge Commercial Insurance Corporation, Odyssey Reinsurance Company, Clearwater Select Insurance Company, Hudson Insurance Company, Zenith Insurance Company, a California corporation, Northbridge General Insurance Corporation, Federated Insurance Company of Canada, Northbridge Indemnity Insurance Corporation, Northbridge Personal Insurance Corporation, Clearwater Insurance Company, Zenith Insurance Company, a Canadian corporation, Advent Underwriting Limited, Newline Corporate Name Limited, Newline Insurance Company Limited, RiverStone Insurance Limited, RiverStone Insurance (UK) Limited and CRC Reinsurance Limited (filed with Amendment No. 5 to Schedule 13D).